Exhibit 10.18

THIRD ADDENDUM AND AMENDMENT TO

CONTRACT FOR THE SALE AND

PURCHASE OF NATURAL GAS

THIS THIRD ADDENDUM AND AMENDMENT TO CONTRACT FOR THE SALE AND PURCHASE OF NATURAL GAS (the “Third Amendment”) is made effective as of March 28, 2012 (the “Effective Date”) between:

GEOPARK FELL SpA, a company duly organized and validly existing under the laws of the Republic of Chile

(the “Seller”)

- and -

METHANEX CHILE S.A., a company duly organized and validly existing under the laws of the Republic of Chile

(the “Buyer” and together with the Seller, the “Parties”)

WHEREAS:

A.                                    Methanex Chile S.A. and GeoPark Chile Limited Agencia en Chile, predecessor in interest to GeoPark Fell SpA, entered into a Contract for the Sale and Purchase of Natural Gas dated as of October 27, 2009, as amended by an Addendum and Amendment dated march 4, 2011, and a Second Amendment dated May 23, 2011 (collectively, the “Gas Supply Agreement”);

B.                                    Pursuant to the Fundamental Principle stated in the Gas Supply Agreement, Buyer wishes to encourage Seller to produce more Natural Gas for sale to Buyer as Buyer is interested in increasing its current and future supply of Natural Gas for continued Plant operation;

C.                                    For the year 2012, the Parties wish to have Buyer’s and Seller’s respective rights and obligations under the Gas Supply Agreement concerning Make-up Gas, Take-or-Pay or Deliver-or Pay, as applicable, more closely mirror each other;

D.                                    Buyer recognizes and accepts that oil and gas exploration remains an uncertain and risky business and, therefore, Seller is unable to guaranty specific outcomes or results from any drilling program;

E.                                     Buyer also recognizes and accepts that Seller is subject to several obligations under the CEOP Fell Block entered into between Seller and the State of Chile ; and

F.                                      The Parties also wish to make certain temporary amendments to the Gas Supply Agreement as set forth herein.

NOW THEREFORE, in consideration of $1.00 paid by each Party to the others, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1                               References

Unless something in the subject matter or context is inconsistent therewith, all references to Sections, Articles and Schedules are to Sections, Articles and Schedules of this Third Amendment.

1.2                               General Definitions

Unless the context otherwise requires, capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Gas Supply Agreement.

ARTICLE 2
ADDENDUM

2.1                               Incentive to Produce Natural Gas

(a)                                 Seller shall undertake a Natural Gas drilling program consisting of drilling five (5) wells (each, a “Well”) having a primary target of Natural Gas to a total planned depth or geological objective (the “Gas Drilling Program”).  The Gas Drilling Program attached as Schedule A has been proposed by Seller and currently identifies the five (5) proposed Wells and gives approximate dates for when drilling to their total planned depths or geological objectives would start.

(b)                                 Seller shall, acting reasonably and in advance of the Wells being drilled, propose the locations for the Wells as stated in this Article 2.  Buyer shall promptly review Seller’s proposals and, if acceptable to Buyer, acting reasonably, endorse such Wells locations.  Buyer acknowledges that Seller may, from time to time, propose changes to the Gas Drilling Program and, provided that such modifications include wells that have Natural Gas as their primary target, Buyer shall agree and endorse such modifications.  Subject to Force Majeure or landowners’ actions that preclude Seller from performing drilling activities, Seller shall use its reasonable efforts to complete the Gas Drilling Program no later than July 31, 2012. As of the date of this Third Amendment, a group of two (2) Wells named; Martin x-2; and Kósten x-1 (together, the “First Group”), are hereby approved and endorsed by Buyer.

(c)                                  Seller will use its reasonable commercial efforts to drill a second group of three (3) Wells, which preliminary names are Munición Oeste 3; Tiuque x-1; and Martín 3 (together, the “Second Group”), before July 31, 2012.  The definitive locations and spud dates for each Well of the Second Group will be proposed by Seller to Buyer before April 15, 2012, in order to be endorsed and approved by Buyer not later than April 30, 2012. Seller shall provide Buyer, its representatives and advisors with all such technical information that Buyer reasonably requires in order to endorse a decision with respect to the locations of this Second Group.

(d)                                 If Buyer does not endorse any of the Seller’s proposals, Seller will use its reasonable efforts to add a new Well to replace the rejected one, (a “Replacement Well”) and the conditions of this Third Amendment will apply to such additional Well provided, however, that if such Replacement Well is to be drilled after July 31, 2012, Seller must first obtain Buyer’s agreement to the date that such Well will be drilled.

(e)                                  Seller shall schedule the use of the Petreven Drilling Rig, the San Antonio Drilling Rig, or any other drilling rig that is contracted by Seller to perform drilling activities in Fell Block (together, the “Drilling Rigs”) in a manner consistent with the objective of completing the Gas Drilling Program prior to July 31, 2012. In addition, Seller shall schedule the use of the Drilling Rigs in order to complete drilling of the First Group of Wells to its total planned depth or geological objective on or before April 30, 2012.  Subject to Article 2.1 (d), if Seller, acting in good faith and following coordination with the Buyer, determines that it is reasonably necessary to modify the deployment of its Drilling Rigs in order to achieve the drilling of all Wells in the Gas Drilling Program prior to July 31, 2011, Seller may modify the deployment of its Drilling Rigs.

(f)                                   If, at any time, Seller materially breaches Articles 2.1(c) or (e) above, Buyer may terminate this Third Amendment after giving notice to Seller. For the avoidance of doubt, material breach shall occur only if the First Group is not drilled before April 30, 2012 or if Seller fails in propose to Buyer the Second Group drilling program before April 15, 2012. If termination occurs according to this Article 2.1(f), only obligations of Buyer under Articles 2.1(g) and (i) will survive with respect to Wells which drilling has already started at that time.

(g)                                  Upon approval and endorsement of Wells to be drilled, Buyer shall pay Seller an amount (the “Drilling Amount”) equal to [*] for each Well drilled to its total planned depth or geological objective on or before July 31, 2012 or for any Replacement Well as approved by Buyer.  Upon the conditions for payment of the Drilling Amount being met, Seller shall invoice Buyer for the Drilling Amount and Buyer shall pay such invoice within thirty (30) Days of receiving such invoice.

(h)                                 Seller shall, in advance of completion of the Wells that have been drilled, provide Buyer with information regarding the drilling results of such Well and the completion program to be performed in the drilled Well.  Buyer shall promptly

Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on a confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

review such information and, if acceptable to Buyer, acting reasonably, endorse the completion of such Well.  Such endorsement shall be made in writing.

(i)                                     Buyer shall pay Seller an additional amount (the “Well Completion Amount”) equal to [*] for each Well provided that:

(i)                                    Prior to such Well being completed, Buyer endorses the decision of Seller to complete the Well as stated in Article 2.1(h); and

(ii)                                Seller completes such Well.

(j)                                    Upon the conditions for payment of the Well Completion Amount being met, Seller shall invoice Buyer for the Well Completion Amount and Buyer shall pay such invoice within thirty (30) Days of receiving such invoice.

(k)                                 If, after starting production, a Well is classified as an “oil producer” (i.e. an economic well producing more than 10,000 barrels of oil during a period lesser than 120 days after production of such Well has commenced, with an oil to gas ratio lower than 5,600 cubic feet of gas per barrel of oil), Seller shall promptly reimburse Buyer for the Drilling Amount and the Well Completion Amount, if any, received is respect to such Well. Subject to Buyer’s written approval, Seller may fulfill this reimbursement condition with the replacement of the “oil producer” Well by a well drilled during the term of this Agreement which had been proposed as oil prone well but  resulted in a gas producer well, with a gas production profile equivalent to the original expectations of the replaced “oil producer” Well.

(l)                                     Seller and Buyer shall meet from time to time as deems necessary, but not less than once per quarter, in order to monitor the Seller’s progress with the Gas Drilling Program.  Meetings will either be in person or by any other means as agreed from time to time by the Parties.  Each Party may bring such representatives or advisors to such meetings as each Party, in its own discretion, deems advisable.

The Parties agree that the Gas Volume Commitment previously delivered by Seller to Buyer for the period January 1, 2012 to December 31, 2012 is hereby revised and superseded by the Gas Volume Commitment attached as Schedule B (“New 2012 GVC”) which is hereby deemed to be delivered in accordance with the terms and conditions of the Gas Supply Agreement.

ARTICLE 3
AMENDMENTS TO GAS SUPPLY AGREEMENT

3.1                               Amendments to Take or Pay Obligations

For the period from May 1, 2012 to December 31, 2012 only:

Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on a confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(a)                                 In each Month that Seller delivers the MCQ, the last three paragraphs of Clause 4.3 (b) of the Gas Supply Agreement are deleted in their entirety provided, however, that for the period May 1, 2012 to August 31, 2012 the TOP Quantity shall be 90% of [*] for the relevant month and for the period September 1, 2012 to December 31, 2012 the TOP Quantity shall be 50% of [*] for the relevant month. For the avoidance of doubt, during the period of time that this Third Amendment is in effect, the TOP Quantity shall be in effect in the manner provided for in the previous sentence regardless of whether the volume of Gas committed or delivered by Seller is equal to or greater than 1,000,0000 SCM/day but provided that Seller has tendered for delivery the MCQ for such Month;

(b)                                 Buyer acknowledges that if the Plant is shut down as a result of receiving insufficient quantities of Natural Gas in order to operate a single methanol train and Seller has tendered for delivery the DCQ or Adjusted DCQ as applicable during such time, the Term of the Gas Supply Agreement shall not be extended pursuant to Clause 4.3 (f);

3.2                               Amendment to Deliver-or-Pay Obligation

(a)                                 For the period from April 1, 2012 to July 31, 2012 only, Clause 4.5 (b) of the Gas Supply Agreement is amended by substituting the figure “90%” with the figure “100%”.

(b)                                 For the period from April 1, 2012 to December 31, 2012 only, the following provision shall be added at the end of Clause 4.5(b):

“In addition, any New Gas delivered during the period from April 2012 to November 2012 upon the written request of Buyer (“Credit Gas”) shall be used to reduce the Seller Deficiency Quantity, if any, arising in the months following the delivery of Credit Gas. Any Seller Deficiency Quantity arising in such months shall be reduced up to an amount equal to the quantity of Credit Gas provided that the quantity of Credit Gas shall be reduced by an amount equal to the amount applied to reduce any Seller Deficiency Quantity.”

3.3                               Amendment to Seller Make-up Gas

(a)                                 For year 2012 only, Clause 4.6 of the Gas Supply Agreement is suspended during that time period in its entirety, and the following is substituted therefor:

“4.6 Seller Make-up Gas

At Seller’s option and in lieu of paying the applicable Deliver-or-Pay Amount, Seller may make-up the Seller Deficiency Quantity which was accrued in any particular Month by delivering Seller’s Gas up to an amount equal to such Seller Deficiency Quantity during the following ninety (90) Day period.”

Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on a confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

3.4                               Amendments to Buyer Make-Up Gas

For the period of time beginning on the Effective Date of this Third Amendment and ending on the later of (i) the date which is thirty (30) months after the first day of the calendar month immediately following the date on which Buyer recommences operations of a single methanol train at the Plant following a shutdown caused by a lack of Natural Gas sufficient to operate such methanol train, provided, however, that if Buyer has not recommenced operations of a single methanol train on or before December 31, 2013, then the thirty (30) moths referred to in this paragraph will commence on January 1, 2014, or (ii) the date when all the Buyer Deficiency Quantities accrued during the term of this Third Amendment (“2012 Buyer Deficiency”) has been taken by Buyer through Make-up Quantities:

(a)                                 Clause 4.4 (a) (c) of the Gas Supply Agreement is suspended during that time period in its entirety, substituting the following therefor:

“4.4 (a) (c) up to a quantity not in excess of 25% of all of Seller’s Gas taken by Buyer in a Month will be deemed to be taken as Make-up Quantities.”

(b)                                 Clause 4.4(b) of the Gas Supply Agreement is amended by substituting for the phrase “the TOP Quantity for such Month” the phrase “75% of the MCQ for such Month”.

ARTICLE 4
MISCELLANEOUS

4.1                               Terms of the Gas Supply Agreement Remain Unchanged

Other than as amended by this Third Amendment, and for such periods as amended herein, the terms of the Gas Supply Agreement remain unchanged.

4.2                               Relationship to Force Majeure Provisions in the Gas Supply Agreement

During the period of the New 2012 GVC, Buyer agrees not to assert as a reason of Buyer’s Force Majeure under the Gas Supply Agreement:

(a)                                 any deficiency or failure of a third party producer or supplier to deliver gas to or for its Plant unless such deficiency or failure to deliver gas is a result of a Force Majeure suffered by such third party producer or supplier. Buyer further agrees that any such deficiency or failure by a third party to deliver gas (except in such case where the third party producer or supplier has suffered a Force Majeure) may not be a reason to reduce the quantity of Seller’s Gas that is subject to the TOP Quantity calculation in Clause 4.3 (b) to a quantity les s than the DCQ pursuant to Clause 7.1; and

(b)                                 any circumstance where Buyer is unable to use some or all of the gas produced by the Dorado Riquelme Block because such gas is being used by ENAP or another third party.

IN WITNESS WHEREOF, the Parties have caused this Third Amendment to be signed in their respective names effective as of the date first above written.

GEOPARK FELL SpA, a company duly organized and

validly existing under the laws of the Republic of Chile

By:	/s/ Salvador Harambour
Name: Salvador Harambour
Title: GeoPark Chile Director

By:	/s/ Christian Muñoz
Name: Christian Muñoz
Title: Manager

METHANEX CHILE S.A., a company duly organized
and validly existing under the laws of Chile

By:	/s/ Alejandro Larrive
Name: Alejandro Larrive
Title: Director Gas Development & Supply

By:	/s/ Paul Schiodtz
Name: Paul Schiodtz
Title: VP Latin America, General Manager